Exhibit (10)-ww

BAUSCH & LOMB INCORPORATED

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) by and between Bausch & Lomb Incorporated, a New York corporation (the “Company”), and Ronald L. Zarrella (the “Executive”) dated as of the 1st day of January, 2007.

WHEREAS, the Executive currently has an employment agreement with the Company dated November 9, 2001 (the “Prior Agreement”);

WHEREAS, the Company and the Executive now wish to enter into a new employment agreement as set forth herein, which shall supersede the Prior Agreement in all respects; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will continue to have the dedicated services of the Executive as provided in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Effective Date. The “Effective Date” of this Agreement shall as of January 1, 2007.

2.  Employment Period.

(a)  Term of Agreement. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing as of the Effective Date and ending on December 31, 2009 (the “Employment Period”).

(b)  Renewal Terms. Commencing upon the expiration of the initial three-year term of this Agreement as provided in Section 2(a) hereof, this Agreement shall be renewed automatically for successive one year terms unless either party hereto gives the other party at least six months prior written notice of non-renewal. Each such one-year renewal term shall then be deemed to be the Employment Period.

3.  Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as Chairman of the Board of Directors of the Company (the “Board”), subject to the requirements of applicable law, and shall serve as Chief Executive Officer of the Company, reporting directly to the Board, with such authority, duties and responsibilities as are commensurate with such positions. During the Employment Period, the Executive shall serve on the Company’s Board, subject to the requirements of applicable law, and be Chairman of the Executive Committee of the Board.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under the Company’s policies, the Executive agrees to devote his full working time and attention to the business and affairs of the Company as necessary to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on civic, charitable, or with the prior written consent of the Board, corporate boards or committees, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)  Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $1.1 million, payable in accordance with the regular payroll practices of the Company as in effect from time to time, but not less frequently than monthly. The Executive’s annual base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time. Once Base Salary is increased, it may not be decreased. The Executive’s base salary as determined herein from time to time shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii)  Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) in accordance with the terms and conditions of the Company’s Management Incentive Compensation Plan, which shall include a target bonus for the Executive equal to 125% of Annual Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance objectives set by the Compensation Committee of the Board (the “Committee”). To the extent earned, the Annual Bonus will be paid at the customary time of annual bonus payments to other Company executives, subject to the Executive’s continued employment with the Company at the time of payment other than as expressly set forth in Subsections 5(a), (b) and (c) of this Agreement. Notwithstanding the foregoing, in the event that the Company is required to restate its financial results in respect of any fiscal year in which an Annual Bonus is paid to the Executive, the Executive shall be required to repay to the Company and/or forfeit the Annual Bonus (or a portion thereof) to the extent required by, and consistent with, Section 304 of the Sarbanes-Oxley Act of 2002.

(iii)  Long-Term Incentive Plan Award. The Executive shall be entitled to participate in the Company’s long-term incentive plan and receive performance awards thereunder as determined by the Committee, which shall include an award amount to be determined by the parties at a later date, provided however, that all of the terms and conditions of such award (including without limitation, the applicable performance metrics) shall be set by the Committee in its sole discretion.

(iv)  Retirement Benefits.

(A)  For purposes of determining the benefits for the Executive, the schedule for the Executive under Section 5(a) of SERP II shall be replaced with the following:

Age	Percentage of Final Average Compensation
53	30%
54	34%
55	40%
56	44%
57	48%
58	52%
59	56%
60	60%

To the extent that this Agreement is extended beyond the initial three-year term in accordance with Section 2(b) hereof, the Executive shall be entitled to an additional 4% of Final Average Compensation for each additional year beyond age 60 (based on the Executive’s age at the time of termination of employment with the Company), up to a maximum accrued benefit under SERP II based on a threshold of 72% of Final Average Compensation.

As of the date hereof, the Executive is currently vested in, and has an accrued benefit under SERP II based on a threshold of 48% of Final Average Compensation (including in the calculation of Final Average Compensation the Executive’s 1999, 2000 and 2001 compensation with the Executive’s Prior Employer to the extent such years are applicable in the calculation of Final Average Compensation under SERP II), as specified in the schedule above, which benefit shall not be subject to potential forfeiture under Section 11 of the SERP II plan document but shall be subject to all other terms and conditions of SERP II. Any SERP II benefit that the Executive may accrue after the date hereof shall be subject to all terms and conditions of SERP II including, without limitation, Section 11 of the SERP II plan document.

(B)  The annual pre-tax benefit payable to the Executive under SERP II shall be reduced by the sum of (x) the reductions provided for in Subsections 5(a)(ii) and 5(b)(ii) of SERP II; and (y) all amounts payable to the Executive under any other employer’s qualified or non-qualified retirement plan(s) to the extent such amounts were funded by Prior Employer contributions.

(C)  Defined terms in this Section 3(b)(iii) shall have the meanings set forth in SERP II unless otherwise defined herein.

(v)  Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare, and other plans, practices, policies and programs applicable to senior executives of the Company.

(vi)  Other Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites pursuant to applicable Company policies and practices, which shall be no less favorable than the fringe benefits and perquisites provided to other senior executives of the Company. Such benefits and perquisites shall include the Executive’s use of the Company’s airplane for personal matters, which airplane use shall be subject to an annual cap based on the incremental cost to the Company of $100,000.

(vii)  Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies.

4.  Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 days in the aggregate during any 365-day period as a result of incapacity due to mental or physical illness as determined in good faith by the Board.

(b)  Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)  the continued failure or refusal of the Executive to perform substantially the Executive’s duties with the Company or to follow the lawful directives of the Board (in each case, other than any such failure resulting from incapacity due to physical or mental illness), within thirty days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(ii)  the engaging by the Executive in illegal conduct, gross negligence or willful misconduct, in each case which is materially and demonstrably injurious to the Company;

(iii)  the Executive’s material breach of the Company’s policies for employees or of the provisions of this Agreement; or

(iv)  the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving fraud, dishonesty or moral turpitude.

(c)  Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the written consent of the Executive:

(i)  the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)  any material breach of this Agreement by the Company, including any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(iii)  the Company’s requiring the Executive to be based at any office or location more than 50 miles from the Company’s current headquarters or such other location mutually agreed to by the Company and the Executive.

The Executive’s ability to assert Good Reason shall not be affected by the Executive’s physical or mental incapacity. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety days after the first occurrence of such circumstances. Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by the Executive.

(d)  Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder in accordance with the terms hereof.

(e)  Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, or (iv) the date on which the Employment Period, including any renewal period, expires.

5.  Obligations of the Company upon Termination. (a) Good Reason; Without Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause, or the Executive shall terminate the Executive’s employment for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Sections 5(f), 9 and 11(d) hereof:

(i)  within thirty days following the Date of Termination, a lump sum payment equal to any unpaid Annual Base Salary through the Date of Termination;

(ii)  a lump sum amount equal to the product of (A) the Target Bonus payable to the Executive for the year in which the Date of Termination occurs, and (B) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, payable, to the extent not previously paid, at the same time bonuses for the year in which the Date of Termination occurs are paid to other senior executives of the Company (collectively, clauses 5(a)(i) and 5(a)(ii) hereof being referred to herein as the “Accrued Obligations”);

(iii)  an amount equal to two times the sum of the Executive’s Annual Base Salary and Target Bonus, payable to the Executive over a two-year period in accordance with the regular payroll practices of the Company as in effect from time to time;

(iv)  subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation for the Executive, the Executive’s spouse and the Executive’s dependents in the Company’s medical plan (to the extent permitted under applicable law and the terms of such plan) on the same basis as such benefits were provided to the Executive immediately prior to the Date of Termination for the then-remaining term of the Employment Period (but not to exceed eighteen months) at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers medical benefits, such continuation of coverage by the Company under this Section 5(a)(iv) shall immediately cease; and

(v)  all other amounts or benefits which the Executive is eligible to receive prior to the Date of Termination pursuant to the terms of any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)  Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) for payment of Accrued Obligations, and (ii) the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company and their beneficiaries.

(c)  Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations, and (ii) the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

(d)  Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates his employment without Good Reason during the Employment Period, or upon expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) to the extent theretofore unpaid, any earned Annual Base Salary through the Date of Termination, and (ii) to the extent theretofore unpaid, the Other Benefits.

(e)  Officer Separation Plan. The Executive agrees that, in the event of any termination of this Agreement or the Executive’s employment hereunder, the Executive will not receive any payment or benefit under the Company’s Officer Separation Plan or any successor plan.

(f)  Release Requirement. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Obligations (other than amounts described in Section 5(a)(ii) hereof) and the Other Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of all claims in favor of the Company, its affiliates and other related parties (with appropriate exceptions for indemnification, accrued and vested benefits under tax-qualified benefit plans, and rights under this Agreement) in a form reasonably satisfactory to the parties hereto.

6.  Non-exclusivity of Rights. Except as specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.  Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement or any employee benefit plan or arrangement of the Company, and, except as provided in Section 5(a)(iv) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.  Legal Expenses. If, with respect to any alleged failure by Company to comply with any of the terms of this Agreement, the Executive hires legal counsel with respect to this Agreement or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Agreement in any material respect, then the Company shall indemnify the Executive for the Executive’s actual reasonable expenses for attorney’s fees and disbursements. The Company shall reimburse the Executive for the Executive’s reasonable counsel fees associated with negotiation of this Agreement and directly related to Company proposals or changes necessary or appropriate to comply with Code Section 409A (as defined below) or any exemption with respect thereto, as contemplated in Section 11(d)(ii) of this Agreement.

9.  Confidential Information; Noncompetition; Nonsolicitation; Nondisparagement. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)  The Executive agrees that, during the Employment Period and for a period of three years following the Date of Termination (the “Protected Period”), the Executive will not, without the written consent of the Company, directly or indirectly, (i) compete with any business in which the Company or any of its affiliates is engaged or actively developing (or was engaging in or actively developing as of the Date of Termination), (ii) solicit any person who is a customer of a business conducted by the Company or any of its affiliates (or was a customer as of the Date of Termination), or (iii) induce or attempt to persuade any employee of the Company or any of its affiliates to terminate his or her employment relationship with the Company or any of its affiliates (or hire any former employee of the Company or any of its affiliates within 90 days of such employee’s termination of employment). For purposes of this Agreement, the phrase “compete” shall include serving as an employee, an officer, a consultant, a director, an owner, a partner or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business.

(c)  The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of the Executive’s duties for the Company. The Company agrees that the members of the Board as of the Date of Termination will not, while serving as a director of the Company, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations for the Company.

(d)   If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(e)  In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. The Executive acknowledges that damages would be inadequate and insufficient. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

(f)  In the event of a violation by the Executive of this Section 9, any severance payments or benefits being paid to the Executive pursuant to this Agreement or otherwise (other than under the Change of Control Agreement (as defined in Section 11(e) hereof)) shall immediately cease, and any severance payments or benefits previously paid or provided to the Executive shall be immediately repaid to the Company.

10.  Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and/or beneficiaries.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliates” and “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11.  Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ronald L. Zarrella
One Bausch & Lomb Place
Rochester, New York 14604

If to the Company:

One Bausch & Lomb Place
Rochester, New York 14604
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)  (i)The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(ii)  The intent of the parties is that payments and benefits under this Agreement and each other Company compensation and benefits arrangement in which the Executive is the sole participant (including, but not limited to, the Change of Control Agreement (as defined below) and SERP II) (the “Other Compensation Arrangements) comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) to the extent applicable. This Agreement and each Other Compensation Arrangement shall be interpreted to be in compliance therewith. The Executive and the Company will cooperate in good faith in making such amendments to this Agreement and any Other Compensation Arrangement, as may be necessary or appropriate in order for the payment and benefits hereunder and any such Other Compensation Arrangement to comply with, or be exempt from Code Section 409A. Any such amendments shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive (without any additional cost to the Company) and the Company of the applicable provision of the Agreement or any such Other Compensation Arrangement without violating the provisions of Code Section 409A.

(iii)   Notwithstanding any provision to the contrary in this Agreement or in any Other Compensation Arrangement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence of this Section 11(d)(iii)) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(d)(iii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement or in any Other Compensation Arrangement that solely covers the Executive shall be paid or provided in accordance with the normal payment dates specified for them. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(iv)  In no event whatsoever (as a result of Sections 11(d)(ii) and 11(d)(iii) hereof or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A or Sections 11(d)(ii) and 11(d)(iii) hereof.

(e)  This Agreement constitutes the entire agreement between the Company and the Executive and supersedes any other agreements or understandings, whether written or oral, between the Executive and the Company which relate to the subject matter hereof (including, but not limited to, the Prior Agreement, but excluding the Change of Control Employment Agreement by and between the Company and the Executive dated November 9, 2001 (the “Change of Control Agreement”)). In the event of a “change of control” (as defined in the Change of Control Agreement) of the Company, this Agreement shall be superseded by the Change of Control Agreement, provided that (i) any awards not yet made under Section 3 of this Agreement shall be made and (ii) any amounts payable or benefits provided to the Executive under the Change of Control Agreement upon a termination of employment shall be adjusted so that, with regard to each of payment to be paid or benefit provided hereunder and under the Change of Control Agreement, the Executive shall receive the greatest amounts or benefits at the earliest time that such amounts or benefits would be paid or provided under either this Agreement or the Change of Control Agreement (had this Agreement still been in effect, and assuming, for this purpose, that the definition of Good Reason in the Change of Control Agreement also includes anything in the definition of Good Reason in this Agreement not otherwise included in the definition under the Change of Control Agreement); provided that in no event shall the Executive be entitled to a duplication of any amounts payable or benefits provided under both agreements.

(f)  The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

(g)  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

(h)  In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties agree and consent to the personal jurisdiction of the state and local courts of Monroe County, New York and/or the United States District Court for the Western District of New York (collectively, the “Agreed Venue”) for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have non-exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The parties also agree (i) to submit to the jurisdiction of any competent court in the Agreed Venue, (ii) to waive any and all defenses the parties may have on the grounds of lack of jurisdiction of such court, (iii) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief, and (iv) not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the courts in the Agreed Venue nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the courts in the Agreed Venue whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the courts in the Agreed Venue in any court of competent jurisdiction.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

Dated: April 24, 2007	/s/ Ronald L. Zarrella Ronald L. Zarrella
Dated: April 24, 2007	Bausch & Lomb Incorporated
By: /s/ Jonathan S. Linen Name: Jonathan S. Linen Title: Chairman of the Compensation Committee of the Board of Directors
Dated: April 24, 2007	Bausch & Lomb Incorporated
By: /s/ David R. Nachbar Name: David R. Nachbar Title: Senior Vice President - Human Resources